                                                                                                                 Exhibit 99.1

                     MEDIMMUNE'S BUSINESS REVIEW MEETING TO PROVIDE OVERVIEW OF OPPORTUNITIES FOR LONG-TERM GROWTH

Meeting Highlights
-        Preparing to launch FluMist™, the company's second potential blockbuster product
-        Expecting to surpass $1 billion in revenues for first time in 2003
-        Expanding clinical programs focused on infectious diseases, cancer and immunological disorders
-        Planning to file eight new Investigational New Drug Applications (INDs) in the next eight quarters
-        Enhancing infrastructure and systems to support product and corporate growth

GAITHERSBURG,  MD, June 27, 2003 -- Highlighting  recent commercial and product development  accomplishments,  as well as its robust research  program,  MedImmune,  Inc.  (Nasdaq:  MEDI) today will provide analysts and investors an overview of its opportunities for long-term growth at a Business Review Meeting to be held in Gaithersburg,  Maryland.  Senior MedImmune  executives will describe the future potential of the company's key products; the strength of its pipeline; and the launch plans for FluMist™(Influenza Virus
Vaccine Live,  Intranasal),  MedImmune's  recently approved intranasal flu vaccine. In conjunction with the meeting,  the company is reconfirming its full-year guidance and increasing its guidance for the second quarter.

David M. Mott, MedImmune's chief executive officer,  said, "Today,  MedImmune is at the beginning of its next major growth cycle. We are enjoying fantastic revenue growth, primarily due to our fifth consecutive,  record-setting season for  Synagis®(palivizumab)
with over $734 million in worldwide  sales  reported for the 2002-2003 RSV season  through the end of the first quarter 2003. In the future, we expect FluMist™,  which was approved for marketing last week by the U.S. Food and Drug Administration (FDA), to also help drive our revenue and earnings growth.  Our commercial success is paralleled by exciting  developments in our  well-diversified pipeline of future product candidates."

MedImmune  announced that it expects its key drivers to continue to deliver strong  revenues and earnings  growth,  maintaining  its record of success  exemplified by a 30-percent,  three-year  compounded annual growth rate for revenues for 1999-2002.  In 2003, the company  expects to surpass $1 billion in revenues for the first time and to set record  earnings in the range of $0.88 to $0.93 per diluted share on an adjusted basis. The company's 2003 earnings guidance in accordance with generally accepted accounting principles
(GAAP) is $0.84 to $0.89 per diluted share, also a record.

MedImmune  expects to advance several  important  clinical  programs  targeting  diseases that currently have poor, if any,  medical options,  while moving eight new preclinical projects into clinical trials over the next eight quarters. In 2003,  MedImmune's goals include:
-        adding four new targets to its research portfolio;
-        moving two molecules into clinical testing, Numax™, a second generation anti-RSV monoclonal antibody (MAb) and an antibody targeting IL-9 (Interleukin-9) for application in asthma;
-        initiating several Phase 2 trials with Vitaxin™, a MAb with anti-angiogenic properties that has applications in both cancer and immunology;
-        supporting the preparations for initiating Phase 3 clinical studies for its human papillomavirus (HPV) vaccine to prevent cervical cancer; and,
-        filing a supplement to its Biological License Application (BLA) with the FDA for potential manufacture of liquid Synagis.

MedImmune  also looks  forward  to  receiving  the FDA's  response  to Phase 3 data  supporting  the use of Synagis in infants  with congenital heart disease, which the company submitted to the agency in December 2002.

Key Growth Drivers

MedImmune's key growth drivers for near-term revenues include Synagis, FluMist and Ethyol.

Synagis
-------
"Synagis is now the standard of care for prevention of a serious lower  respiratory  tract disease  caused by respiratory  syncytial virus (RSV) in high-risk  infants," said Melvin D. Booth,  MedImmune  president and chief operating officer.  "From 2001 to 2002, we experienced a 29-percent increase in year-over-year sales. We expect strong growth to continue with 20 to 24 percent  year-over-year sales growth in 2003."

Synagis has experienced continued growth based on its solid safety profile and proven efficacy.  Further opportunity for the product may come from increased use in infants born with  congenital  heart disease,  expanded  awareness  among family  practitioners,  and broader  international sales. In addition,  in the second half of 2003, MedImmune plans to submit to the FDA a supplement to its BLA for a liquid formulation of Synagis, a product improvement option that could simplify its use in physicians' offices and clinics.

FluMist
-------
FluMist  was  granted  marketing  approval  by the FDA on June 17, 2003 as the first  influenza  vaccine  delivered  as a nasal mist available in the United States for healthy people.

"Everyone is susceptible to the flu," said Armando Anido, R.Ph., MedImmune's senior vice president, sales and marketing. "Initially, we will educate  consumers on the burden of this illness as we seek to provide broad access to the product through doctors' offices, pharmacies and  workplaces."  MedImmune and its marketing  partner,  Wyeth Vaccines,  will target the use of FluMist for school-aged children,  adults in frequent contact with children,  and health-minded  working adults. The initial potential target population for the product as indicated includes the 160 million healthy Americans between the ages of 5 and 49.

FluMist will be available in many physicians'  offices and pharmacies in time for this flu season.  MedImmune expects to manufacture four million to six million doses of FluMist for this inaugural  season.  From sales,  royalties and milestone  payments,  MedImmune expects to generate $120 million to $140 million in revenues from FluMist in 2003.

Ethyol
------
Ethyol,  the company's first marketed  oncology product,  is used to reduce selected toxic side effects of certain  chemotherapy and radiation  therapy when used to treat cancers of the lung, ovary or head and neck. Since MedImmune  acquired 100 percent of the U.S.
marketing rights from Alza Corp. in October 2001, sales have resurged and shown a strong  year-over-year growth for the last several quarters. In the first quarter of 2003, Ethyol sales increased 49 percent to $27 million.

MedImmune hopes to continue to drive  acceptance of Ethyol in the future by conducting  clinical  studies that have the potential to expand the product's  current label. In mid-2003,  MedImmune plans to start a Phase 2 study with Ethyol to evaluate the potential to reduce radiation-induced pneumonitis and esophagitis in non-small cell lung cancer patients undergoing radiation therapy. This study will include  subcutaneous  administration of Ethyol,  which if successful,  may improve the product's  ease-of-use in the radiation oncologist's office.

Advancing Clinical Programs in Infectious Disease, Cancer and Immunology

MedImmune is advancing a number of potentially  medically  important  clinical programs,  including those for Vitaxin,  HPV vaccine,
Numax, and an antibody targeting IL-9.

Vitaxin
-------
Edward M. Connor,  M.D.,  MedImmune's senior vice president,  clinical  development,  said,  "Vitaxin is one of our most interesting molecules in clinical  development  today because of its  mechanism of action  targeting  alpha-V  beta-3,  a protein  implicated in angiogenesis,  the growth and metastasis of tumors, as well as in the damage done to bone in rheumatoid arthritis (RA). We currently believe that if Vitaxin can be  successfully  developed to block alpha-V  beta-3,  it might also be  instrumental  in inhibiting the advancement of these devastating and life-threatening diseases."

MedImmune  intends  to begin a number  of  Phase 2  studies  in the  second  half of 2003,  including  one  study in  patients  with moderate-to-severe RA, and two oncology studies in melanoma and prostate cancer patients. Data from the company's recently completed
Phase 1 RA study may be presented at the World Congress on Inflammation this August.

HPV Vaccine
-----------
Encouraging Phase 2 data for MedImmune's HPV vaccine were presented by MedImmune's partner for this project,  GlaxoSmithKline (GSK), on April 14,  2003,  at the Eurogin  Meeting in Paris.  The  presented  data showed that the vaccine was  100-percent  effective  in preventing  persistent HPV infection in patients  receiving three doses within the protocol.  HPV is often  associated with cervical cancer,  the second most common  cancer in women with 437,000 cases each year and 200,000  deaths  annually  worldwide.  The company expects GSK to move the HPV vaccine into Phase 3 clinical trials within the next year.

Numax
-----
"Following through on our commitment to continually improve upon our existing products," said Dr. Connor, "we plan to file an IND in the third quarter for Numax,  our next  generation  anti-RSV  antibody.  This new and  potentially  more potent RSV antibody may, if successfully developed, allow us to improve efficacy, reduce dosing, or expand into additional indications."

To date,  preclinical  studies  have  demonstrated  an  enhanced  potency  profile for Numax,  relative  to Synagis,  with more than twenty-fold improvements in neutralizing RSV in tissue culture and a reduction of RSV in the lungs of cotton rats.

Anti-IL-9 MAb
-------------
"We intend to file an IND later this year for a stand alone antibody therapy for the prevention of asthma  exacerbations,"  said Dr.
Connor.  "Moving into the asthma disease area is a natural progression for MedImmune,  a leader in the development of antibodies for respiratory disease."

MedImmune's anti-IL-9 MAb targets a key inflammatory-cell molecule that is overexpressed during human asthmatic response.  MedImmune believes that antibodies against IL-9 may help decrease asthma reactions in the airway and lungs.

Expanding Research and Development Activities

MedImmune's  stated research goal is to add four new research  targets each year. To accomplish  this,  MedImmune relies on in-house discovery  capabilities and carefully selected in-licensing  agreements that provide access to new science and technologies.  During the meeting James F. Young, Ph.D.,  president,  research and development,  will highlight a number of the company's current research activities, including MedImmune's recent in-licensing of MT103 from Micromet AG.

-        MT103 is a Bi-Specific T-Cell Engager (BiTE) targeting the CD19 protein found on B cells.  Micromet has initiated two
         European Phase 1 studies of MT103 in non-Hodgkin's lymphoma (NHL) and plans to initiate a Phase 1 study in chronic lymphocytic leukemia (CLL) later this year. MedImmune will be responsible for all clinical development within the U.S., including the early stage clinical trials scheduled to begin in 2004.
-        EphA2 is a protein overexpressed on number of aggressive tumors, including breast, colon, prostate, lung and skin cancers.
         Data published in Cancer Research indicate that antibodies designed to interact with EphA2 could be used to both regulate tumor cell growth and prevent metastasis, while sparing normal cells.  MedImmune is currently investigating multiple monoclonal antibodies from which it plans to select a lead molecule in the second half of 2003, possibly leading to an IND filing in the first half of 2004.
-        PCDGF is a secreted growth factor overexpressed in breast, ovarian carcinomas, renal cell carcinoma, and multiple myeloma.
         MedImmune has several candidate MAbs and is attempting to identify PCDGF receptors on tumor cells, with the potential filing of an IND in the second half of 2004.
-        HAAH is the enzyme Human Aspartyl (Asparaginyl) Beta-Hydroxylase, which is overexpressed on the cell surface of a wide variety of tumors.  MedImmune is moving forward with testing the efficacy of anti-HAAH MAbs in mice.
-        Human metapneumovirus (hMPV) is a newly described virus causing a significant percentage of respiratory infections in
         children worldwide.   The company acquired exclusive worldwide rights to antibodies and vaccines targeting hMPV in 2002.
-        Vaccines targeting RSV, parainfluenza virus type-3 (PIV-3) and hMPV are in preclinical development using a bovine PIV-3 vector.  MedImmune has identified vaccine candidates for all three viruses using this technology and is evaluating the potential to create one vaccine that will prevent two or more of these respiratory viruses.  The company anticipates that it will be in a position to file an IND for such vaccines in the first half of 2004.

Commenting  specifically  on hMPV,  Dr.  Young said:  "Through  our  research of hMPV,  we plan to work toward  development  of both antibodies  and  vaccines.  Recognizing  that hMPV is in some ways  similar to RSV, we may seek to create a  combination  therapy or vaccine that will prevent both  viruses,  thereby  potentially  reducing the  incidence of these common  respiratory  infections  in children."

Investing in the Infrastructure

MedImmune  continues to invest in its future, not only through advancing and expanding its pipeline,  but by increasing the capacity of many aspects of its infrastructure.  Commenting on this, Mr. Booth said,  "Throughout the last 12 months, we have invested in all of the pieces within our operational infrastructure - from sales and marketing to manufacturing to our facilities and systems."

During the meeting,  Mr. Booth will  highlight the company's  commitment to  world-class  manufacturing  operations,  citing process improvements at the Synagis manufacturing center in Frederick, Maryland. Recently, the company implemented an enhanced yield process
(EYP) for Synagis that more than triples the protein production, leading to increased efficiencies and reduced manufacturing costs.

Mr. Booth will also underline the company's  commitment to future core corporate growth exhibited by the company's  capital projects currently underway,  including the construction of the new state-of-the-art  research facility in Gaithersburg,  Maryland;  the bulk production facility for FluMist in the United Kingdom; and the blend and fill facility for FluMist in Pennsylvania.

Increasing Guidance for Second Quarter; Reconfirming Full Year Guidance

MedImmune's  financial guidance includes guidance in accordance with GAAP and adjusted guidance,  as well as reconciliation  between the two, as a convenience to its investors. MedImmune computes 2003 adjusted earnings by adding back amounts that are related to the acquisition of MedImmune Vaccines, Inc. (formerly Aviron) in January 2002. These amounts include: amortization of intangible assets;
compensation  expense associated with the assumption and vesting of unvested stock options,  retention and severance  payments;  and amortization of premium on convertible subordinated notes.

To reconcile  MedImmune's  adjusted  guidance to its GAAP guidance for 2003, the following  acquisition-related  expenses  should be excluded from the GAAP guidance:  approximately $5 million in cost of sales,  approximately $2 million in R&D,  approximately $9 million in SG&A, and approximately $4 million in other operating expenses. In addition, approximately $2 million of net interest income should be excluded from the GAAP guidance to reconcile to the adjusted guidance.  The guidance and objectives  provided below are  projections  and are based upon  numerous  assumptions,  many of which  MedImmune  cannot  control  and that may not develop as
MedImmune expects.  Consequently,  actual results may differ materially from the guidance and objectives  described in this release.
Please refer to the Disclosure Notice below.

Guidance for the Year Ending December 31, 2003
MedImmune is reconfirming its full year guidance for 2003, which was previously stated at the company's Annual Shareholder's Meeting on May 22, 2003.

     Revenue Guidance for 2003
     --------------------------
-        Total revenues: $1.08 billion to $1.13 billion (27% to 33% growth over 2002)
-        Product sales: 24% to 28% over 2002
-        Synagis revenues: 20% to 24% over 2002
-        Ethyol revenues: 20% to 25% over 2002
-        Total FluMist revenues (product sales and other revenues from milestones and royalties): $120 million to $140 million

     GAAP Guidance for 2003
     -----------------------
-        Earnings per diluted share: $0.84 to $0.89 (compared to a 2002 loss of $4.40 per share)
-        Gross margins: approximately 71% of product sales
-        R&D: $152 million to $157 million
-        SG&A: 34% to 35% of product sales
-        Other operating expenses: $21 million to $24 million
-        Tax rate: approximately 37%

     Adjusted Guidance for 2003
     --------------------------
-        Earnings per diluted share: $0.88 to $0.93 (110% to 121% growth over 2002)
-        Gross margins: approximately 71% of product sales
-        R&D: $150 million to $155 million
-        SG&A: 33% to 34% of product sales
-        Other operating expenses: $17 million to $20 million
-        Tax rate: approximately 37%

Guidance for the quarter ending June 30, 2003
MedImmune is increasing its guidance for the second quarter of 2003 due to stronger product sales and the timing associated with initiating certain research and development programs.  The difference between the GAAP and adjusted guidance for the second quarter of 2003 is approximately $5 million of net expenses associated with the acquisition of MedImmune Vaccines.

-        Earnings per diluted share:
-        Adjusted: $0.02 to $0.05 (previously $0.00 to $0.02)
-        GAAP: $0.01 to $0.04 (previously ($0.01) to $0.01)
-        Total revenues: $110 million to $120 million (previously $95 million to $105 million)

Business Review Meeting Webcast

MedImmune is offering a live webcast of its Business Review Meeting, which will start today, Friday, June 27, 2003 at 10:00 a.m.
Eastern Time.  The live webcast may be accessed from the home page and in the investor section of MedImmune's website,
www.medimmune.com.  A replay of the webcast will also be available via our website until July 11, 2003.
-----------------

About MedImmune, Inc.

MedImmune is a leading  biotechnology  company focused on researching,  developing and commercializing  products to prevent or treat
infectious  disease,   autoimmune  disease  and  cancer.  MedImmune  actively  markets  four  products,   Synagis®(palivizumab),
FluMist™  (Influenza Virus Vaccine Live, Intranasal),  Ethyol®(amifostine) and CytoGam®(cytomegalovirus immune globulin intravenous  (human)),  and has  additional  products  in  clinical  testing.  MedImmune  employs  approximately  1,700  people,  is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania,  California, the United Kingdom and the Netherlands. For more information on MedImmune, visit the company's website at www.medimmune.com.

Synagis is marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease,  which is prominent in the Northern  Hemisphere from October through May. FluMist is indicated
for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents,  5-17 years of age, and healthy  adults,  18-49 years of age.  Ethyol is marketed  for the  reduction of both  cumulative  renal  toxicity associated  with repeated  administration  of cisplatin in patients with advanced  ovarian  cancer or non-small cell lung cancer and moderate to severe  xerostomia  in patients  undergoing  post-operative  radiation  treatment  for head and neck  cancer,  where the radiation  port includes a  substantial  portion of the parotid.  CytoGam is marketed for the  prophylaxis  against  cytomegalovirus disease associated with  transplantation of kidney,  lung, liver,  pancreas,  and heart. For full prescribing  information of all of
MedImmune's products, see the company's website at www.medimmune.com.

DISCLOSURE  NOTICE:  The  information  contained in this  document is as of June 27, 2003 and will not be updated as a result of new information or future events. This document contains  forward-looking  statements regarding MedImmune's future financial performance and business prospects. Those statements involve substantial risks and uncertainties.  You can identify those statements by the fact that they  contain  words such as  "anticipate,"  "believe,"  "estimate,"  "expect,"  "intend,"  "project" or other terms of similar meaning. Those statements reflect management's current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune  expects.  Consequently,  actual results may differ  materially  from those  projected in the forward-looking  statements.  Among the factors that could cause actual results to differ  materially  are:  seasonal demand for and supply of Synagis and FluMist; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability,  intellectual property or other types of litigation; foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune's  Annual Report on Form 10-K for the year ended December 31, 2002, its quarterly  reports on Form 10-Q and its current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.  MedImmune cautions that RSV disease and influenza occur primarily  during the winter months;  MedImmune  believes its operating  results will reflect that  seasonality  for the foreseeable future.  MedImmune is also  developing  several  products  for  potential  future  marketing.  There can be no  assurance  that such development  efforts will succeed,  that such products will receive required  regulatory  clearance or that, even if such regulatory clearance were received,  such products would ultimately achieve commercial  success.  This press release contains certain financial measures that are adjusted to exclude  amounts  required by GAAP,  and includes the most directly  comparable  GAAP measure for each adjusted measure, as well as a reconciliation  between the GAAP results and the adjusted results. This press release can be found on
MedImmune's website at http://www.medimmune.com in the box marked "News" or with the archived press releases on the Investor Summary page.